Exhibit 5.1

Gordon K. Ho

T: +1 650 843 5190

gho@cooley.com

February 14, 2014

Revance Therapeutics, Inc.

7555 Gateway Boulevard

Newark, California 94560

Ladies and Gentlemen:

We have represented Revance Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission, covering the offering of up to an aggregate of 2,422,831 shares of the Company’s Common Stock, $0.001 par value (the “Shares”), including (i) 267,385 shares (the “2002 Plan Shares”) reserved for issuance upon the exercise of options issued under the Company’s 2002 Equity Incentive Plan (the “2002 Plan”), (ii) 955,446 shares (the “2012 Plan Shares”) reserved for issuance upon the exercise of options issued under the Company’s 2012 Equity Incentive Plan (the “2012 Plan”), (iii) 1,000,000 shares (the “2014 Plan Shares”) reserved for issuance pursuant to the Company’s 2014 Equity Incentive Plan (the “2014 Plan”), and (iv) 200,000 shares (the “ESPP Shares”) reserved for issuance pursuant to the Company’s 2014 Employee Stock Purchase Plan (the “ESPP,” and collectively with the 2002 Plan, the 2012 Plan, the 2014 Plan and the ESPP, the “Plans”).

In connection with this opinion, we have examined and relied upon the Registration Statement and the related prospectuses, the Company’s Amended and Restated Certificate of Incorporation, and Amended and Restated Bylaws, each as currently in effect, the Plans and such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof.

Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the 2002 Plan Shares, when sold and issued in accordance with the 2002 Plan, the 2012 Plan Shares, when sold and issued in accordance with the 2012 Plan, the 2014 Plan Shares, when sold and issued in accordance with the 2014 Plan, and the ESPP Shares, when sold and issued in accordance with the ESPP, and in each case when sold and issued in accordance with the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

FIVE PALO ALTO SQUARE 3000 EL CAMINO REAL PALO ALTO CA 94306-2155 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM

Revance Therapeutics, Inc.

February 14, 2014

Page Two

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Gordon K. Ho
Gordon K. Ho

FIVE PALO ALTO SQUARE 3000 EL CAMINO REAL PALO ALTO CA 94306-2155 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM